Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PLUG POWER ENGAGES INTERIM CHIEF FINANCIAL OFFICER

LATHAM, N.Y. – February 28, 2007 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable on-site energy products, today announced that the Company has engaged David Waldek to serve as interim Chief Financial Officer (CFO) following the recent resignation of its former CFO.

“We’ve executed a rapid, yet carefully considered, response to an unexpected opening in our executive-level management team,” said Dr. Roger Saillant, Plug Power’s President and Chief Executive Officer. “We believe that Dave’s extensive financial experience with both public and private companies, including Albany Molecular Research, should provide seamless continuity for our financial operations while we are searching for a new CFO. Dave will assist as well in profiling the best candidate for us in terms of skill sets, experience, strength of character and teamwork.”

Mr. Waldek has 20 years of financial experience in the service and manufacturing industries. Most recently, he co-founded CFO Advisory Group to provide strategic financial and business advisory services for high-growth companies. Prior to that, he served for six years as CFO for Albany Molecular Research, Inc. (NASDAQ: AMRI), an international drug discovery and development company. While at AMRI, Waldek helped grow the company’s annual revenue from $33 million to nearly $200 million, managed a $120 million public offering and helped coordinate five acquisitions.

About Plug Power

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable, on-site energy products, currently integrates fuel cell technology into backup power products for telecommunications, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets, including the United States, Europe, Middle East, Russia, South Africa and South America. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that possible strategic benefits of the Smart Hydrogen transaction do not materialize, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on March 14, 2006, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Media Contact:

Cynthia Mahoney White

Plug Power Inc.

Phone: (518) 782-7700 ext. 1973

Mobile: (518) 527-1172

cynthia_mahoneywhite@plugpower.com

Investor Contact:

Deborah K. Pawlowski

Kei Advisors

Phone: (716) 843-3908

Mobile: (716) 310-3949

dpawlowski@keiadvisors.com